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                                                                    EXHIBIT 99.1

For Immediate Release


Contact:  Amanda Raas                       Bob Okunski
          Marketing Communications          Somera Investor Relations
          805.681.3322 x243                 Stapleton Communications Inc.
          araas@somera.com                  650.470.4204
          ----------------                  somera@stapleton.com
          www.somera.com                    --------------------
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  Somera Awarded a Contract to De-install and Procure $20 Million in Digital
             Wireless Equipment from a Major International Carrier

Santa Barbara, CA, March 24, 2000- Somera Communications (Nasdaq: SMRA), a leading provider of telecommunications infrastructure equipment, today announced that it has been awarded a contract to procure approximately $20 million in Nortel Networks digital wireless infrastructure equipment from a major international carrier.

Utilizing Somera's value-added services, the international carrier will benefit from Somera's materials management expertise in the de-installation of the equipment, and also realize a return on their investment thus enabling them to cost-effectively reconfigure their network. Somera intends to draw upon its extensive market knowledge and proprietary database of customers to re-deploy this equipment to meet the high level of demand in the industry for Nortel infrastructure products.

"This is an excellent example of the application of Somera's strong business model in the dynamic telecommunications market," said Dan Firestone, Somera's President and Chief Executive Officer. "By providing one carrier with a competitive return on their de-installed equipment, we help them upgrade their networks with new technology. We are then able sell this equipment to other carriers worldwide providing them with cost effective solutions as they expand their digital wireless infrastructure."

About Somera Communications
Somera Communications is a leading provider of a broad range of telecommunications infrastructure equipment and services designed to meet the needs of today's carriers. Somera offers its customers a unique combination of new, de-installed, and refurbished equipment from a variety of manufacturers allowing customers to make multi-vendor purchases from a single cost-effective source. In addition to supplying equipment, Somera offers its customers a suite of customized, value-added services that enables them to realize the full value of their equipment. Visit Somera on the web at www.somera.com.
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Except for historical information contained herein, the matters discussed in this news release may contain "forward-looking statements" that involve risks and uncertainties. These statements may differ materially from actual future events or results. Factors that could cause actual results to differ include, but are not limited to, general conditions in the telecommunications industry, the impact of competition and a shortage of product supply. Readers are referred to the documents filed by Somera with the Securities and Exchange Commission, specifically, Somera's final prospectus, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

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